Exhibit 5.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

September 19, 2019

Athene Holding Ltd.

96 Pitts Bay Road

Pembroke, HM08, Bermuda

Re:	Athene Holding Ltd.

Registration Statement on Form S-3 (Registration No. 333-222392)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”) that was filed by Athene Holding Ltd., a Bermuda corporation (the “Company”), on January 3, 2018 (Registration No. 333-222392) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and became effective on January 3, 2018, relating to the registration of debt securities, preferred shares, depositary shares, class A common shares, warrants and units to be issued from time to time by the Company.

Pursuant to the Registration Statement, the Company is issuing 13,800,000 depositary shares (including 1,800,000 shares issued pursuant to the underwriters’ exercise of their option to purchase set forth in Section 2 of the Underwriting Agreement (defined below)) (the “Depositary Shares”), each representing a 1/1,000th interest in one share of the Company’s 5.625% Non-Cumulative Preference Shares, Series B, par value $1.00 per share, liquidation preference of $25,000 per share (the “Preference Shares”).

We are familiar with (i) the Registration Statement, (ii) the prospectus dated January 3, 2018 included in the Registration Statement (the “Base Prospectus”), (iii) the prospectus supplement dated September 16, 2019 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) supplementing the Base Prospectus and relating to the Depositary Shares, (iv) the Underwriting Agreement, dated September 16, 2019, by and among the Company and Wells Fargo Securities, LLC, BofA Securities, Inc., UBS Securities LLC, RBC Capital Markets, LLC, as representatives of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”) and (v) the Deposit Agreement, dated September 19, 2019 (the “Deposit Agreement”), entered into among the Company, Computershare Inc. and Computershare Trust Company, N.A., collectively, and the holders from time to time of the depositary receipts described therein, including the form of depositary receipt attached thereto. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined

SIDLEY AUSTIN (NY) LLP IS A DELAWARE LIMITED LIABILITY PARTNERSHIP DOING BUSINESS AS SIDLEY AUSTIN LLP AND PRACTICING IN AFFILIATION WITH OTHER SIDLEY AUSTIN PARTNERSHIPS.

Athene Holding Ltd.

such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that when validly issued and delivered as contemplated by the terms of the Underwriting Agreement and the Deposit Agreement, the Depositary Shares covered by the Registration Statement will be validly issued and entitle the holders thereof to the rights specified in the Deposit Agreement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

With respect to each instrument or agreement referred to herein or otherwise relevant to the opinions or other statements set forth herein (each, an “Instrument”), we have assumed that (i) each party to such Instrument (if not a natural person) was duly organized or formed and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument and (ii) such Instrument has been duly authorized, executed and delivered by, and was at all relevant times, and is, a valid and legally binding agreement or obligation, as the case may be, of, each party thereto. Furthermore, we have also assumed that the execution, delivery and performance by the Company of the Underwriting Agreement and the Deposit Agreement did not, do not and will not violate or contravene any law, rule or regulation of Bermuda or any governmental authorities of or within Bermuda or any provisions of the Memorandum of Association or Bye-Laws (or other organizational documents) of the Company or require any consents, approvals or authorizations from, or any registrations, declarations or filing with, Bermuda or any governmental authorities of or within Bermuda (except such as have been obtained and are in full force and effect) or any applicable insurance authorities that have jurisdiction over the Company or its business.

This opinion letter is limited to the laws of the State of New York.

We hereby consent to the filing of this opinion letter as an Exhibit to the Company’s Current Report on Form 8-K filed with the SEC on September 19, 2019 and to its incorporation by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Athene Holding Ltd.

Very truly yours,

/s/ Sidley Austin LLP